Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, August 21, 2017 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.126284 per unit, payable on September 28, 2017, to unitholders of record on August 31, 2017. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.126284 per unit is higher than the $0.095735 per unit distributed last quarter. As compared to the previous quarter, the volume of both oil and natural gas produced and included in the current distribution has increased as compared to the previous quarter, while the prices for oil and natural gas produced and included in the current distribution have decreased. This distribution is higher than the $0.043507 per unit distributed in the comparable quarter in 2016. As compared to the comparable quarter in 2016, the prices realized for both oil and natural gas produced and included in the current distribution have increased, and the volume of both oil and natural gas produced and included in the current distribution has increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839